Exhibit 15.5

Hughes Hubbard & Reed LLP

One Battery Park Plaza

New York, New York 10004-1482

Telephone: 212-837-6000

Fax: 212-422-4726

hugheshubbard.com

Gary J. Simon

Chair, Securities and Capital Markets Group

Direct Dial: 212 837-6770

Direct Fax: (212 299-6770

gary.simon@hugheshubbard.com

June 18, 2018

By EDGAR

Securities and Exchange Commission
100 F St., N.E.

Mail Stop 3030
Washington DC 20549

Attention:	Russell Mancuso
Branch Chief

Re:	Glucose Biosensor Systems (Greater China) Holdings, Inc.
Draft Offering Statement on Form 1-A
Originally Submitted December 29, 2017
CIK No. 001725430

Ladies and Gentlemen:

On behalf of our client, Glucose Biosensor Systems (Greater China) Holdings, Inc. (the “Company”), set forth below are responses to the comment letter dated January 24, 2018 from the staff regarding the above-captioned offering statement filed by the Company under the Securities Act of 1933. The numbered paragraphs and headings below correspond to the headings and numbers in the comment letter and references below to exhibits and page numbers in the preliminary offering circular mean the exhibits and pages in the first amendment to the Form 1-A filed concurrently herewith (“Amendment No. 1”). For your reference, preceding each response in bold we have reproduced in italics the comment that corresponds thereto. In addition to the responses below, Amendment No. 1 reflects new financial information as of and for the period ended March 31, 2018 as well as developments at the Company since the original filing on December 29, 2017.

The GBS System, Page 1

1.       In an appropriate section of your document, state clearly the status of development of the GBS System. Include the material hurdles that remain before development is complete and you can sell the product that you describe. Your revised disclosure should indicate clearly whether you have developed a functioning product with the capabilities you disclose, and if so, why additional development and testing is required.

Response:

1.       The requested disclosure has been made in “Offering Summary” on page 13 and in “Business” on page 64.

Proposed Listing, Page 8

2.       State clearly, if true, that your securities might not ever be listed on the Nasdaq, and investors might not know at the time that their investment decision becomes irrevocable whether your securities will be so listed. Include in your offering circular any appropriate risk factors regarding information that investors will not know at the time their investment becomes irrevocable. For example, will investors know the identity of your directors, or whether you will be relying on a controlled company exemption to exchange listing requirements? In this regard, in an appropriate section of your document addressing irrevocability, please clarify whether (1) you will issue shares upon receipt of an investor’s funds after the initial closing or (2) you will place those funds in escrow until you elect to conduct another closing.

Response:

2.       The requested disclosure has been made on the cover page of the preliminary offering circular and on pages 16, 41 and 53, including the addition of new risk factor on page 41. Please note that the Board has been expanded and disclosed in Amendment No. 1, thus obviating the comment thereon, although at least one additional U.S.-based Board will be added to the Board prior to qualification of the Offering Statement. Also disclosed in Amendment No. 1 are that the Company will be relying on the controlled company exemption and the details of the proposed escrow arrangement.

Investment Limitations . . ., page 51

3.       Reconcile your disclosure that the investment limitations apply only if you are unable to obtain a national securities exchange listing with Rule 251(d)(2)(i)(C) which refers to the securities listed on a national securities exchange upon qualification. It appears that you will not know whether your securities will be listed until after your offering is closed.

Response:

3.       The requested disclosure has been made on page 54.

Description of Business, page 54

4.       State briefly the location and general character of your principal properties. In this regard, provide us your analysis that demonstrates that your principal place of business is in the United States or Canada for purposes of establishing your eligibility to conduct an offering pursuant to Regulation A Rule 251. For guidance, see Securities Act Rules Compliance and Disclosure Interpretation 182.03 available on the Commission’s website.

Response:

4.       Company is a Delaware corporation whose business is conducted from its headquarters at its premises at 733 3rd Ave, 15th Floor, New York, NY.  In addition, to further match the referenced C&DI and support its status of having its “principal place of business” in the United States, the Company notes the following factors as of the date hereof and reflected in Amendment No. 1:

•	Following recent appointments, the Company’s board of directors was increased to five persons, a majority of whom worked and lived in the United States, until one of the new directors, Dr. Yong-Jiang Hei, announced his relocation to China. While this is in keeping with his perceived qualifications, it changed what was intended as majority United States board. The Company intends to add at least one board member in the United States to ensure that at least half, if not a majority, of the Board will reside and work in the United States.
•	The board’s meetings when held in person will be held at the Company’s headquarters in New York, and when by telephone organized from the Company’s headquarters in New York.
•	The Company has an agreement with its director, Dr. John Caminis, who works and lives in the United States, that he will serve as the Company’s Chief Operating Officer and Executive Vice President and be formally tasked with more direction, control and coordination of the Company’s activities than any other officer. The activities to be led by Dr. Caminis out of New York, as reflected in Amendment No. 1, will include the following:
o	Preparation and implementation of medical affairs strategy
o	Pre-launch activity, market access, regulatory, reimbursement, advocacy and awareness
o	Medical affairs operations, including medical information service, post-market surveillance, promotional materials
o	Training and education programs – health care professionals, patients, brand and distributor teams
o	Scientific due diligence as needed
o	Host and manage meetings with other executives at the Company’s New York headquarters
o	Assist in sourcing potential U.S.-based employees
o	Oversight of day-to-day affairs of the Company
o	Participation in strategic decision-making and long-range planning
o	Supervision of employees in New York
o	Direct line of reporting to the Board
•	Dr. Caminis, is located in the United States and will work out of the Company’s New York headquarters. There is currently one additional full time employee working at the company’s New York headquarters.
•	The Company intends to use the proceeds of the offering for purposes, among others, of hiring additional full time staffing at its New York headquarters.
•	The Company’s initial development staffing has included and continues to include in part non-U.S. persons “leased” from its sole shareholder necessitated by its early-stage condition. The Company’s development to date indicates a focus on the New York headquarters and the Company intends that its “leased’ staffing would diminish as its United States employment grows.
•	The Company continues to develop its management team and expects to further solidify its U.S. management presence.

Accordingly, the Company respectfully submits that in intention and fact its principal place of business is in the United States for purposes of Rule 251 under Regulation A.

Security Ownership . . ., page 88

5.       Please identify the natural persons who have or share voting and/or dispositive power over the shares held by Life Science Biosensor Diagnostics. Also, show us your calculations demonstrating how the information on page 7 and in the last column of this table will change as a result of this offering and the transactions mentioned in Notes 7 and 10 on page F-15. In this regard, it is unclear how this transaction is an “IPO” as contemplated by the notes given that the transaction is not registered.

Response:

5.      The sole beneficial owner (having sole voting and dispositive power) over all of the issued and outstanding shares of common stock of the Company is Life Science Biosensor Diagnostics Pty Ltd., an Australian entity (“LSBD”). The information added to the table on page 15 in “Offering Summary – The Offering” now discloses that ownership and percentage on a post-closing basis upon the events of both minimum and maximum offerings.

This transaction is being treated as an IPO as disclosed because, even though it is not registered, the definition of “IPO” for purposes of the conversion or exercise of the securities of existing investors, in each case, includes a Regulation A qualified offering:

•	In the Certificate of Designations of Series A Convertible Preferred Stock filed as Exhibit 3.1, the definition includes an offering “…qualified on Form 1-A by the United States Securities and Exchange Commission…”

•	In the Warrants issued in connection with such preferred stock, the form of which is filed as Exhibit 3.2, the definition is identical to that cited above.

•	In the Company’s Convertible Promissory Notes, the form of which is filed with Amendment No. 1 as Exhibit 3.3 and supersedes the previously filed Exhibit 3.3, the definition provides that such notes automatically convert upon “closing of the Company’s initial public offering that is registered (or qualified if made under Regulation A)”.

Accordingly, while the term “IPO” may connote a registered public offering, for purposes of existing investors, and as disclosure to the investors in this Offering, the Company believes that it is the closing of this Regulation A offering as an “IPO” that is pertinent and disclosed in the referenced footnotes to the financial statements.

Audit Opinion, page F-3

6.       Provide a revised opinion from your independent accountants that specifically states the period covered by each financial statement identified in the audit report. Refer to PCAOB Auditing Standard 3101.08.

Response:

6.       The requested disclosure has been made on page F-20.

Note 10: Subsequent Events, page F-15

7.       Revise your financial statements and related notes to give retroactive effect to the stock split. Refer to SAB Topic 4(C) and ASC 260-10-55-12.

Response:

7.       The requested disclosure has been made on page F-31.

8.       Revise to separately disclose the amount of proceeds received subsequent to year-end from (i) the convertible note offering and (ii) the ordinary and preferred share offering. Also, disclose the number of shares issued subsequent to the year-end.

Response:

8.       The requested disclosure has been made on pages F-31 and F-17. There were no additional convertible notes issued subsequent to March 31, 2018.

Part III

Exhibits, page 101

9.       File as exhibits the agreements governing the escrow mentioned on page 44, the lock-up agreement mentioned on page 46, the agreements mentioned on page 49, and the services agreement mentioned on page 89.

Response:

9.       The exhibit list has been updated. In particular, the escrow agreement has been filed as exhibit 8.1. However, the Company intends to file the lock-up agreement and the services agreements in the future, as well as applicable underwriter documentation.

*   *   *   *   *

Acknowledgements

The Company acknowledges that:

•	should the Commission or the staff, acting pursuant to delegated authority, declare the filing effective, it does not foreclose the Commission from taking any action with respect to the filing;

•	the action of the Commission or the staff, acting pursuant to delegated authority, in declaring the filing effective, does not relieve the Company from its full responsibility for the adequacy and accuracy of the disclosure in the filing; and

•	the Company may not assert staff comments and the declaration of effectiveness as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

Please call me at (212) 837-6770 with any questions or comments regarding the foregoing. Thank you for your consideration.

Very truly yours,

/s/ Gary J. Simon

Gary J. Simon

cc:	Harry Simeonidis
Dr. John Caminis

Hughes Hubbard & Reed LLP

One Battery Park Plaza

New York, New York 10004-1482

Telephone: 212-837-6000

Fax: 212-422-4726

hugheshubbard.com

Gary J. Simon

Chair, Securities and Capital Markets Group

Direct Dial: 212 837-6770

Direct Fax: (212 299-6770

gary.simon@hugheshubbard.com

August 14, 2018

By EDGAR

Securities and Exchange Commission
100 F St., N.E.

Mail Stop 3030
Washington DC 20549

Attention:	Russell Mancuso

Branch Chief

Re: Glucose Biosensor Systems (Greater China) Holdings, Inc.

Draft Offering Statement on Form 1-A

Originally Submitted December 29, 2017

First Amendment Submitted June 19, 2018

CIK No. 001725430

Ladies and Gentlemen:

On behalf of our client, Glucose Biosensor Systems (Greater China) Holdings, Inc. (the “Company”), set forth below are responses to the comment letter dated July 13, 2018 from the staff regarding the above-captioned offering statement filed by the Company under the Securities Act of 1933. The numbered paragraphs and headings below correspond to the headings and numbers in the comment letter and references below to exhibits and page numbers in the preliminary offering circular mean the exhibits and pages in the second amendment to the Form 1-A filed concurrently herewith (“Amendment No. 2”). For your reference, preceding each response in bold we have reproduced in italics the comment that corresponds thereto. In addition to the responses below, please not in particular that Amendment No. 2 reflects:

•	The minimum offering has been raised from $5 million to $9 million, which the Company believes will generate sufficient net proceeds for the Company’s operations for at least the 12 months following the offering, although there can be no assurances.

•	The replacement of Dr. Caminis as Chief Operating Officer by Dr. Jean-Claude Becker, who will be based in the Company’s New York City offices.

•	The proposed reverse stock split formerly intended to take place prior to the initial closing was effected on August 9, 2018.

•	The Company’s Board and management team has been increased, with plans for further growth, particularly in the United States.

Offering Circular

Offering Procedure, page 55

1.       Please reconcile the duration of your offering disclosed in the first paragraph of this section with the information on your offering circular cover. Also reconcile your disclosure regarding the definition of change in control disclosed on pages 12 and 62, and your anti-takeover disclosures at the top of page 45 and in the second and third subsections on page 91 with exhibit 2.4.

Response:

1.       The requested conforming of the duration of the offering has been made on page 55. The requested reconciling of the definition of change in control has been made on page 62 by deleting the first bullet on that page (with the duration already properly and consistently described in the last two bullets on page 63.)

2.       We note your disclosure that subscribers have no right to a return of their funds during the Minimum Offering Period. Please clarify whether subscribers after the Minimum Offering Period can revoke their subscriptions and have their funds returned.

Response:

2.       The requested disclosure has been made on page 56.

3.       We note your disclosure on your offering circular cover that you will effect a reverse split immediately prior to completion of the offering and that your disclosure gives effect to the reverse split. Given the potential for multiple closings that you mention on page 46, it is unclear whether investors who receive shares before the final closing will receive more than one share for each $12.00 investment. If investors could receive pre-split shares, it is unclear how you will handle fractional shares resulting from the split. Please revise to clarify. Likewise, where your disclosure refers to action you will take prior to the closing or consummation of the offering like on pages 78 and 79, please clarify which closing you mean.

Response:

3.       The Company gave effect to the reverse stock split on August 9, 2018 rather than waiting until immediately prior to Closing. Disclosure to this effect has been added throughout Amendment No. 2. Clarification of the timing of certain events has been clarified as prior to the initial closing. See page 79.

Description of Business, page 58

4.       Please revise your analysis in response to the second sentence of prior comment 4 to address where your officers currently direct, control and coordinate your activities. Also, ensure that your disclosure appropriately addresses your plans for operations in the United States and Dr. Caminis’ role.

Response:

4.       Note that the Company has determined to engage Dr. Jean-Claude Becker as its new Chief Operating Officer. Dr. Becker will work based in the Company’s New York City offices. Disclosure has been made as to Dr. Becker’s plans for building the support team in New York City as outlined in his agreement, which is newly filed as Exhibit 6.9. Related disclosure has been added on pages 77-81.

Certain Steps to Commercialization, page 64.

5. Please expand your revisions in response to prior comment 1 to clarify the status of development of the GBS System. For example, it is unclear what you mean by “at the prototype stage.” Have you developed a functioning product with the capabilities you disclose? Also revise to clarify the “significant work” in relation to product development that remains, as referenced on page 65.

Response:

5.        The requested disclosure has been made to clarify the status of the development of the GBS System, including as follows. As noted on page 8: “The GBS System is currently in the development stage following feasibility work.” In addition, as noted on page 13: “The GBS System is in the development stage with the core biosensor within the GBS System having developed a functioning laboratory prototype.” By this statement the Company means that a prototype demonstrating certain core functionality of the GBS System exists, but that laboratory prototype does not constitute a functional comprehensive product prototype. Further in this regard, as noted on page 14: “The GBS System is only in the development stage with the core biosensor within the GBS System having completed the proof of the concept stage. Significant work remains to move from the current stages of the product toward commercialization.” Lastly, it is noted on page 65 that: “A functioning laboratory prototype of the core biosensor (sensor strip and readout device) has been developed. The development for the full GBS System, comprised of the sensor strip, dedicated ‘smart’ reader device and smartphone application (with cloud storage, database and analytical functionality) as a commercial grade medical device is in progress.” The foregoing is designed to clarify that the only current prototype is the sensor strip and readout device used in a laboratory setting.

Security Ownership . . ., page 87

6.       Please address that part of prior comment 5 seeking disclosure of the natural persons who have or share voting and/or dispositive power over the shares held by Life Science Biosensor Diagnostics.

Response:

6.       The requested disclosure has been made on page 87.

Interim Financial Statements

7.       Please report comprehensive income as required by ASC 220-10-45. In that regard, it does not appear that you have provided all of the required financial statements.

Response:

7.       The requested disclosure has been made.

Consolidated Statements of Cash Flows, page F-7

8.       Please revise to measure and present the impact of changes in foreign currency exchange rates on cash and equivalents pursuant to ASC 830-230-45-1 and the related implementation guidance at ASC 830-230-55-1. In that regard, the foreign currency translation adjustment should not appear as a reconciling item in the body of the statement of cash flows. Also, note that the impact of changes in exchange rates on cash and cash equivalents and the foreign currency transaction adjustment are not interchangeable measurements.

Response:

8.       The requested disclosure has been made.

Exhibits

9.       We note your response to prior comment 9. Please identify in your exhibit index the agreements mentioned on pages 51 and 52. Also file your agreement with Dr. Caminis mentioned on page 77.

Response:

9.        Each of the referenced exhibits, the Form Placement Agency Agreement and the Form of Subscription Agreement, as well as the Form of Placement Agent Warrant and the Form of Lock-up Agreement, is filed as exhibits 1.1, 3.4, 4.1 and 6.5, respectively. Dr. Caminis remains on the Company’s Board of Directors, but his agreement has been terminated ab initio (and he will not serve on the executive team) and replaced with the agreement with Dr. Becker.

* * * * *

Acknowledgements

The Company acknowledges that:

•	should the Commission or the staff, acting pursuant to delegated authority, declare the filing effective, it does not foreclose the Commission from taking any action with respect to the filing;

•	the action of the Commission or the staff, acting pursuant to delegated authority, in declaring the filing effective, does not relieve the Company from its full responsibility for the adequacy and accuracy of the disclosure in the filing; and

•	the Company may not assert staff comments and the declaration of effectiveness as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

Please call me at (212) 837-6770 with any questions or comments regarding the foregoing. Thank you for your consideration.

Very truly yours,

/s/ Gary J. Simon

Gary J. Simon

cc:	Harry Simeonidis

Dr. Jean-Claude Becker

Hughes Hubbard & Reed LLP

One Battery Park Plaza

New York, New York 10004-1482

Telephone: 212-837-6000

Fax: 212-422-4726

hugheshubbard.com

Gary J. Simon

Chair, Securities and Capital Markets Group

Direct Dial: 212 837-6770

Direct Fax: (212 299-6770

gary.simon@hugheshubbard.com

September 11, 2018

By EDGAR

Securities and Exchange Commission
100 F St., N.E.

Mail Stop 3030
Washington DC 20549

Attention:	Russell Mancuso

Branch Chief

Re:	Glucose Biosensor Systems (Greater China) Holdings, Inc.
Amendment No. 2 to Draft Offering Statement on Form 1-A
Submitted September 10, 2018
CIK No. 001725430

Ladies and Gentlemen:

On behalf of our client, Glucose Biosensor Systems (Greater China) Holdings, Inc. (the “Company”), set forth below are the Company’s responses to the comment letter dated August 29, 2018 from the staff regarding the above-captioned offering statement filed by the Company under the Securities Act of 1933. The numbered paragraphs and headings below correspond to the headings and numbers in the comment letter and references below to exhibits and page numbers in the preliminary offering circular mean the exhibits and pages in the second amended Form 1-A filed concurrently herewith (“Amendment No. 2”). Please note that Amendment No. 2 includes the refiling of Exhibits 6.1 and 6.2 in complete un-redacted form to replace the previously-filed redacted forms thereof. The confidential treatment request relating to those exhibits has been withdrawn, which withdrawal is hereby confirmed. For your reference, preceding each response in bold we have reproduced in italics the comment that corresponds thereto.

Lock-up Agreements, page 53

1.       We note your response to prior comment 9. Please reconcile your disclosure in this section and on page 94 regarding the duration of the lock-up period with Exhibit 6.6. Please also reconcile the disclosure on page 78 regarding Dr. Caminis serving as Executive Vice President with your response that he will not serve on the executive team.

Response:

1.       The noted inconsistency has been reconciled in that the lock-up period for officers, directors and 5% holders will be one year and the lock-up period for all other stockholders (consisting of the investors in the outstanding preferred stock and convertible notes) will be six months. Such disclosure has been made on pages 47, 54 and 95. Exhibit 6.6 has been refiled with Amendment No. 2 reflecting the foregoing. Also, the noted disclosure regarding Dr. Caminis has been revised to reflect that he is not and is not intended to become an officer of the Company.

License Agreement, page 62

2.       We note your response to prior comment 1; however, the first bullet point of this section discloses that a change in control includes a change of 30% ownership or voting rights. Page 12 refers to a 50% change. Please reconcile. Also, tell us which exhibit provides for the payment to avoid the change of control termination consequences mentioned in the second clauses (i) and (ii) of the penultimate bullet point on page 63.

Response:

2.       The noted inconsistency regarding the percentage triggers has been reconciled to the 50% measure. Also, please note that the comment as to disclosure regarding the change in control termination is well-taken, as that disclosure requires correction. The License Agreement provides in Section 8.2(b) and (c) that either party may terminate the License Agreement in the event of a change in control of the other party. However, by virtue of Section 8.2(d) of the License Agreement, a change in control payment is required only by LSBD upon a change in control of LSBD; no change in control payment is required upon a change in control of the Company. Amendment No. 2 has been revised accordingly on pages 12, 22 and 64 and the referenced clauses (i) and (ii) have been deleted.

Principal Place of Business, page 78

3.        Please expand your response to prior comment 4 to address from where the other members of your management perform their roles for the issuer; tell us the nature of those roles, and tell us about any role that your current sole shareholder and its affiliates have in directing, controlling and coordinating your activities. Disclose when Dr. Becker will begin the activities that you disclose on page 77 and 78 that he will undertake, and tell us whether his position is full-time and when he began receiving the disclosed compensation. Also, disclose in an appropriate section of your offering circular the general character of your principal properties. In this regard, tell us about your relationships with iqbiosensor whose website indicates a Sydney address.

Response:

3.       The Company emphasizes that, although to date certain formation and capital-raising activities for the Company have been facilitated by employees of affiliates in Australia (where the Company’s parent entities are located), such persons have not been, are not now and are not intended to become, officers nor even employees of the Company and are not intended to perform any material operational, managerial or control activities on behalf of the Company. Their engagement has been task specific. The Company’s principal officers, who have gradually come on and assumed control, are located and work in the United States. The following sets forth the members of management, their residence and from where they will perform their services. The United States headquarters staffing will continue to expand at the direction of our Chief Operating Officer, Dr. Jean-Claude Becker.

Harry Simeonidis – Mr. Simeonidis is President and a director of the Company and resides and works in Australia. However, he assumed that role by virtue of his business experience and affiliation with major healthcare entities, including GE Healthcare, with extensive contacts in the United States, Asia Pacific and globally. A major part of his role will be to develop these contacts in the United States on behalf of the Company. Although President, Mr. Simeonidis has not participated and is not expected to participate materially in the day-to-day operation, management or control of the Company. As the General Manager of Farmaforce Limited, he spends a substantial portion of his time in that capacity. The Company does not consider this a short-coming, as it expects that Dr. Jean-Claude Becker will complement Mr. Simeonidis by primarily managing all of those functions, as described below.

Dr. Jean-Claude Becker – Dr. Becker, who lives and works in the United States, has entered into a written agreement with the Company to serve as the Chief Operating Officer, Executive Vice President and a director of the Company. Dr. Becker has already commenced his duties with the Company. As a physician with deep pharmaceutical experience, he is believed by the Company to be particularly qualified to perform the operational, managerial and control activities on behalf of the Company. Those activities are of course extremely specialized and consist primarily of (i) coordinating with the Company’s licensor its role of managing the development of the Company’s proposed product, the GBS System, which is a medical diagnostic device, and the proposed pipeline thereof; (ii) managing the regulatory approvals processes; (iii) directing, controlling and managing the outsourcing and other third party relationships critical to the foregoing; (iv) building the framework that will be necessary for the ultimate commercialization of the product; (v) managing and supervising Company personnel; and (vi) generally understanding and controlling the necessary elements of the Company’s unique business, industry and purpose. The Company believes that, unlike Mr. Simeonidis, who will serve as President to perform basic business tasks and mostly develop business relationships, perform public relations tasks and propose strategies to the Board, Dr. Becker is especially qualified for and will lead these managerial, operational and control roles. The Company currently is on a product regulatory path in a highly specialized and technical area and the Company believes that Dr. Becker should, must and will lead those roles, reporting directly to the board or a committee thereof. Among his many duties, Dr. Becker also will be recruiting the future management and operational personnel as he builds the leadership team of the Company and it is expected that most of that personnel will live and work in the United States. Due to its current development stage, the Company does not believe it is economical to engage him full time and instead has for now established an hourly arrangement, which would evolve as progress and circumstances permit. While he is not full-time at the Company, it is expected that he will devote most of his daily time and attention to the Company and will be compensated as disclosed in the Amendment No. 2, which compensation has already commenced.

The Company notes that its target market is Greater China and that its targeted initial regulatory approvals will be in Asia, with regulatory strategy, approvals processes, data and applications to be directed controlled and coordinated out of our headquarters in the United States. Although personnel in Asia may be required for these purposes, no such market or approvals is currently intended by the Company in Australia, where the Company’s parent entities and its President reside. The Company also notes that, although its controlling stockholder resides in Australia, U.S. public status and unique and specialized business and territories of the Company are mostly outside of the experience and capabilities of the stockholder and its affiliated businesses, other than LSBD. LSBD necessarily will be involved in certain medical device regulatory matters pursuant to its contractual relationship with LSBD under the License Agreement. Nonetheless, the services performed by affiliates for the Company will be customary for the arrangement contemplated by the License Agreement and not constitute control over the management of the Company.

Further, going forward, any relationships and transactions between the Company and its officers, directors and 5% stockholders, and their respective affiliates, will be on terms no less favorable than could be obtained from unaffiliated third parties. In short, while the Company will be majority-owned by an Australian entity, the management and operation of the Company principally will rest with the management team in the United States and of course with its board, a majority of which (including its Chairman) live and work in the United States.

As to any role that the Company’s current sole shareholder and its affiliates have in directing, controlling and coordinating the Company’s activities, the Company notes two points in particular. First, it emphasizes that in light of the terms and significance of the License Agreement, LSBD and the Company are in a highly structured business relationship wherein the parties must perform separate activities that are expected to be mutually beneficial to and interdependent among the two parties. The Company believes that the License Agreement was specifically designed to incentivize mutual performance with mutual benefits. As counterparties to a highly structured contractual arrangement, the Company believes that the opportunity for the exercise of any undue influence or control by LSBD or its affiliates has been eliminated. The duties therein are clear and fixed. The License Agreement dictates performance details, including benchmark achievements, that are typical of an arms’ length contract, and that contract (while fulsome) does not contain opportunities for one entity to exercise control or the direction of management over the other. There are no management intrusion or control provisions; the License Agreement is benchmarked task-oriented arrangement. The Company believes that the details of the License Agreement significantly insulate the Company from undue control. Second, the Company is domiciled in Delaware and headquartered in New York and thus is subject to the protective corporation laws of Delaware to ensure that management of the Company conducts business in accordance with all applicable fiduciary and disclosure duties, and of course provides various minority shareholder protections. The Company acknowledges and will depend upon this extremely protective framework in the context of related parties and potential conflicts of interest, all of which continue to be fully disclosed in Amendment No. 2. As disclosed on page 89, any relationships and transactions between the Company and its officers, directors and 5% stockholders, and their respective affiliates, will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties and will be unanimously approved by our directors.

Victoria Gavrilenko – Ms. Gavrilenko, who lives and works in the United States, has been the Company’s Operations Manager and a director since July 2018. Her duties have not been front and center yet, since until recently much of the Company has been focused on organization, building United States functionality, designing business processes and capital-raising. However, Ms. Gavrilenko’s roles will continue to grow in significance as the actual operation and management of the business, especially as a United States public company, increase. She works with Dr. Becker on most of his responsibilities. While Dr. Becker will, as noted above, retain ultimate control over operational and managerial matters, Ms. Gavrilenko is assisting Dr. Berker and thus the number two executive officer in the day-to-day control over those matters. The management team is based in the United States and upon completion of this offering will have been developed at core. Its work as outlined above, especially in the regulatory approvals, medical device development and product commercialization areas, which are after all substantially all of the Company’s business going forward, will ramp up. Dr. Becker will also further build his United States and other managerial team.

Jonathan S. Hurd – Mr. Hurd, who lives and works in the United States, has been on the Company’s Board since April 2018 and its Chairman since August. Mr. Hurd will not be an executive officer, but he is expected to be particularly involved in the United States business matters and public company and investor compliance matters, given his experience in business and securities matters. This experience will complement the operational and managerial roles of Dr. Becker and Ms. Gavrilenko.

It is noted that the persons referenced above have recently joined the Company and that the evolution of the management team has been a work in process. This largely has been by necessity as the Company is a development stage business and attracting and retaining a qualified management team in a highly specialized area is not a simple matter. However, the Company does not believe that this recent assemblage in the United States reflects any less on its qualifications or its abilities to fully manage and control the operations of the Company or detracts from the authenticity of management, control over operations and Company affairs being in the United States. As noted above, the Company continues to staff up its dedicated New York City office, which is its only dedicated offices. Lastly, in response to the comment, the Company notes that the referenced website of iQbiosensor is owned and operated by LSBD. To a limited extent the website has mentioned product development matters.

Security Ownership . . . page 87

4.       Please expand your response to prior comment 6 to clarify how the 21% owner of Life Science Biosensor Diagnostics would have sole voting and dispositive power over the shares given your disclosure on page 88 that IQnovate Limited is the majority owner of Life Science Biosensor Diagnostics. It is unclear whether other natural persons have or share voting and/or dispositive power over the shares held by Life Science Biosensor Diagnostics.

Response:

4.       The referenced disclosure has been revised to describe that LSBD is 81%-owned by iQnovate Limited, an Australian company that is 24%-owned by Dr. Syrmalis and whose shares are otherwise publicly-owned and traded on the National Stock Exchange of Australia.

Description of Our Securities, page 89

5.        Please tell us how the “No. of Ordinary Shares in GBSGC Pty Ltd” mentioned on page F-6 is reflected in this section.

Response:

5.        The ordinary shares of Glucose Biosensor Systems (Greater China) Pty Ltd. are not reflected in this section because they are not direct or indirect interests in the Company and are not convertible into shares of the Company. These outstanding shares were sold along with and in the same private placement as the outstanding convertible notes that are convertible into shares of our Common Stock. Further disclosure has been added to this section regarding the ordinary shares and the convertible notes.

Anti-takeover Effects, page 90

6.       Please address the last sentence of prior comment 1. It is unclear how your disclosures at the top of page 45 and in the second and third subsections on page 91 are reconcilable with the second exhibit that you have numbered as exhibit 2.4.

Response:

6.       The referenced disclosure has been reconciled by deletion of the inapplicable anti-takeover provisions, which as noted in the comment do not appear in Exhibit 2.4

Exhibits

7.       Please file the Annex and Purchaser Questionnaire mentioned in exhibit 1.1, and tell us which exhibit represents the agreement with FundAmerica mentioned on page 51 and the engagement agreement mentioned on page 52. Also tell us the authority on which you rely to omit schedule 3 to exhibit 6.7, and which exhibit represents the orders mentioned on page 88.

Response:

7.       The Placement Agency Agreement (the PPA”) has been refiled with Amendment No. 2 as Exhibit 1.1 and remains the same as filed before except that the referenced Annex has been included and the reference to the Purchaser Questionnaire has been deleted. The form of agreement with FundAmerica has been filed with Amendment No. 2 as Exhibit 6.10. The referenced engagement agreement has not been filed on the basis that it is not material to investors because it will be superseded in its entirety by the PPA and contains no terms that are not contemplated by PPA. Lastly, Exhibit 6.7 has been refiled with Amendment No. 2 to include Schedule 3 and no orders referenced on page 88 have been issued to date.

Exhibit 4.1

8.       Please address in your offering statement the governing law, indemnification, waiver of trial by jury and jurisdiction provisions of this exhibit. If any of these provisions would apply to claims under the federal securities laws and the rules and regulations thereunder, revise to affirmatively state (in both your offering circular and the appropriate exhibit) that, by agreeing to these provisions, investors will not be deemed to have waived their rights under the federal securities laws and the rules and regulations thereunder. In addition (1) address any question under applicable law as to the enforceability of any of the provisions and whether these provisions would apply to transferees, and (2) provide us your analysis of how the last sentence of section 4(f) is consistent with the disclosure in the rest of your offering statement.

Response:

8.       The referenced provisions have been substantially deleted from Exhibit 4.1, which is refiled with Amendment No. 2 as such.

* * * * *

Acknowledgements

The Company acknowledges that:

•	should the Commission or the staff, acting pursuant to delegated authority, declare the filing effective, it does not foreclose the Commission from taking any action with respect to the filing;

•	the action of the Commission or the staff, acting pursuant to delegated authority, in declaring the filing effective, does not relieve the Company from its full responsibility for the adequacy and accuracy of the disclosure in the filing; and

•	the Company may not assert staff comments and the declaration of effectiveness as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

Please call me at (212) 837-6770 with any questions or comments regarding the foregoing. Thank you for your consideration.

Very truly yours,

/s/ Gary J. Simon

Gary J. Simon

cc:	Harry Simeonidis

Dr. Jean-Claude Becker

Hughes Hubbard & Reed LLP

One Battery Park Plaza

New York, New York 10004-1482

Telephone: 212-837-6000

Fax: 212-422-4726

hugheshubbard.com

Gary J. Simon

Chair, Securities and Capital Markets Group

Direct Dial: 212 837-6770

Direct Fax: (212 299-6770

gary.simon@hugheshubbard.com

September 27, 2018

By EDGAR

Securities and Exchange Commission
100 F St., N.E.

Mail Stop 3030
Washington DC 20549

Attention:	Russell Mancuso

Branch Chief

Re:	Glucose Biosensor Systems (Greater China) Holdings, Inc.

Amendment No. 3 to Draft Offering Statement on Form 1-A

Submitted September 11, 2018

CIK No. 001725430

Ladies and Gentlemen:

On behalf of our client, Glucose Biosensor Systems (Greater China) Holdings, Inc. (the “Company”), set forth below are the Company’s responses to the comment letter dated September 21, 2018 from the staff regarding the above-captioned offering statement filed by the Company under the Securities Act of 1933. The numbered paragraphs and headings below correspond to the headings and numbers in the comment letter and references below to exhibits and page numbers in the preliminary offering circular mean the exhibits and pages in the third amended Form 1-A filed concurrently herewith (“Amendment No. 3”). For your reference, preceding each response in bold we have reproduced in italics the comment that corresponds thereto.

Offering Circular

1.       Please reconcile the minimum offering disclosed in your offering circular with the revised minimum in section 3 of Exhibit 1.1. Also reconcile the lock-up period mentioned on page 95 with page 14 of Exhibit 1.1.

Response:

1.       The noted inconsistency regarding the minimum offering has been reconciled on pages 2 and 3 of Exhibit 1.1. The foregoing two changes to the minimum offering size are the only changes to the new Exhibit 1.1, which otherwise is identical to the former filing thereof. The reconciliation regarding the lock-up period is as follows: the lock-up period referenced on page 95 in the offering circular relates to the one year lock-up period for directors, officers and 5% holders as set forth in the Form of Lock-up Agreement previously filed as Exhibit 6.6, whereas the lock-up period referenced on page 14 of Exhibit 1.1 relates to the six month lock-up period for the Company.

2.       Please address in your Offering Circular the Terms of Use mentioned in Section 3.10 of Exhibit 6.10. We note for example the arbitration, release, indemnification, jurisdiction and attorneys’ fees provisions. If the provisions of Exhibit 6.10 or the Terms of Use apply to claims under the federal securities laws or if investors will be bound by the provisions, please say so clearly in your offering circular. If any the provisions apply to claims under the federal securities laws and the rules and regulations thereunder, revise to affirmatively state (in both your offering circular and the appropriate exhibit) that, by agreeing to these provisions, investors will not be deemed to have waived their rights under the federal securities laws and the rules and regulations thereunder. In addition: (1) address any question under applicable law as to the enforceability of any of the provisions and whether these provisions would apply to transferees, and (2) provide us your analysis of whether the Terms of Use must be filed per Form 1-A Item 17(3) or otherwise.

Response:

2.       The proposed arrangement with FundAmerica Securities, LLC is no longer in place and Exhibit 6.10 has been deleted from Amendment No. 3. Prime Trust, LLC has consistently been disclosed as the escrow agent in the offering and the form of the Company’s agreement with Prime Trust previously has been filed as Exhibit 8.1. In addition, a superseding arrangement with Prime Trust has been reached and the form of the new agreement with Prime Trust (which remains as escrow agent) has been filed with Amendment No. 3 as a replacement Exhibit 8.1. We have made conforming disclosure to this effect in the offering circular on page 52.

Principal Place of Business, page 79

3.       We note your response to prior comment 3. Expand the disclosure under the section “Principal Place of Business,” on page 79 to clarify, if true, that the company’s “current” principal place of business is in the United States, that currently the company’s officers or managers primarily direct, control and coordinate the company’s activities from the United States and that the company expects its officers or managers primarily to direct, control and coordinate the company’s activities from the Unites States for the foreseeable future. Include in this disclosure an explanation of why the company believes that its officers or managers currently primarily direct, control and coordinate the company’s activities from the United States, as opposed to from Australia, particularly since it appears that Dr. Becker is not currently engaged full time, but instead has for now established an hourly arrangement. Also explain that having a principal place of business in the United States or Canada is a condition to the availability of the Regulation A exemption for the offering pursuant to Rule 251(b)(1) of Regulation A.

Response:

3.       The referenced disclosure has been expanded on page 79 in the offering circular. In addition, note that Dr. Becker is now in fact currently engaged full time as disclosed on page 79 of the offering circular and his written employment agreement is now filed as Exhibit 6.9 to Amendment No. 3.

Security Ownership, page 88

4.       We note your revisions in response to prior comment 4. Please clarify how Dr. Syrmalis has sole voting and dispositive power over the shares held by Life Science Biosensor Diagnostics, given the percentage ownership disclosure you added in the note after the table.

Response:

4.       The referenced footnote explains how Dr. Syrmalis may be deemed to have control over iQnovate Limited, and thus LSBD and thus the Company. Expanded disclosure has been made to identify the Board of Directors of iQnovate as well.

Description of Our Securities, page 90

5.        We note your response to prior comment 5, your deletion of the phrase “wholly owned” from page 7, and your revision on pages 74 and 75 identifying GBS Pty Ltd as your parent and subsidiary. Please tell us the portion of your subsidiaries that you do not own, and the nature of the activities conducted by those subsidiaries. Also tell us how the options mentioned on page F-31 are reflected on page 15; it appears that the securities in the first bullet point reflect only the warrants mentioned on page 43.

Response:

5.        The referenced disclosure regarding ownership of subsidiaries has been updated throughout the offering circular. With respect to the referenced disclosure regarding options and warrants, please note that “warrants” are referred to as “options” in Australia. The options referenced on page F-31 of the offering circular are the same as the warrants referenced on pages 15 and 43 in the offering circular.

Unaudited Consolidated Financial Statements

6.       We note that you present ordinary shares of your consolidated subsidiary, Glucose Biosensor Systems (Greater China) Pty Ltd, on the face of the consolidated statement of stockholders’ equity. Based on your description of these shares, they appear to represent non-controlling interests in your subsidiary. Please appropriately revise the financial statements to present non-controlling interests or explain to us how inclusion of those shares in the parent’s equity conforms to GAAP. Refer to ASC 810-10-45-15 through 45-24 and ASC 810-10-50-1A.

Response:

6.       The requested revisions to the financial statements have been made to present non-controlling interests.

Exhibits

7.       Please reconcile your response to prior comment 1 with exhibit 6.6. Also, tell us the authority on which you rely to not file a complete version of Exhibit 6.10; the version you filed appears to omit Exhibit B.

Response:

7.       Please see the response to comment 1 above regarding Exhibit 6.6. The proposed arrangement with FundAmerica is no longer in place and Exhibit 6.10 has been deleted from Amendment No. 3.

8.       We note the last sentence of your response to prior comment 3. Please provide us your analysis of whether information made available through the “Why Invest” page of the iqbiosensor website must be filed per Form 1-A Item 17(13).

Response:

8.       Although the referenced website page was not utilized in connection with this offering and the Company believes that the contents thereof are substantively the same as the contents of the offering circular, the website has been filed as Testing the Waters material as a new Exhibit 13.1 to Amendment No. 3.

9.       Please address prior comment 8 as it applies to the provisions mentioned in that comment that remain in Exhibit 4.1.

Response:

9.       The referenced disclosure has been made on page 56 in the offering circular.

* * * * *

Acknowledgements

The Company acknowledges that:

•	should the Commission or the staff, acting pursuant to delegated authority, declare the filing effective, it does not foreclose the Commission from taking any action with respect to the filing;

•	the action of the Commission or the staff, acting pursuant to delegated authority, in declaring the filing effective, does not relieve the Company from its full responsibility for the adequacy and accuracy of the disclosure in the filing; and

•	the Company may not assert staff comments and the declaration of effectiveness as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

Please call me at (212) 837-6770 with any questions or comments regarding the foregoing. Thank you for your consideration.

Very truly yours,

/s/ Gary J. Simon

Gary J. Simon

cc:	Harry Simeonidis

Dr. Jean-Claude Becker